Exhibit 11.1

                           THE SPORTS AUTHORITY, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)

                                                               FISCAL YEAR ENDED
                                                        ------------------------------
                                                          JANUARY 25,      JANUARY 26,
                                                              1998             1997
                                                        -------------     ------------
Financial statement computations:

    Income before income taxes                           $    34,732       $    48,032
    Income tax expense                                        14,730            19,597
    Minority interest                                         (2,191)           (1,570)
                                                         -----------       ------------

    Net income                                           $    22,193       $    30,005
                                                         ===========       ===========

Earnings per common share:

    Shares used in earnings per common share
    computation:
        Weighted average common shares outstanding            31,513            31,392
                                                         -----------       -----------

    Earnings per common share-assuming dilution          $      0.70       $      0.96
                                                         ===========       ===========

    Shares used in diluted earnings per common share
    computation:  (1)
        Weighted average common shares outstanding            31,513            31,392
        Net additional shares assuming options
           exercised and proceeds used to purchase
           treasury shares at average market price               303               439
                                                         -----------       -----------

        Total potential common shares                         31,816            31,831
                                                         ===========       ===========

    Earnings per common share-assuming dilution          $      0.70       $      0.94
                                                         ===========       ===========


(1) 4,580,964 shares issuable pursuant to the conversion rights granted to holders of the Company's 5.25% Convertible Subordinated Notes are not included in the computation above because the issuance of the shares would be antidilutive.